Exhibit 15.2

CONSENT OF SULLIVAN & CROMWELL LLP

We hereby consent to the reference to us under the heading “Item 1. Identity of Directors, Senior Management and Advisers—B. Advisers” in the Registration Statement on Form 20-F of Toro Corp. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

/s/ Sullivan & Cromwell LLP

Sullivan & Cromwell LLP

London, United Kingdom

November 16, 2022